SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2000

GLOBAL ECO-LOGICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-30589	65-0405148
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.

3 Broad Street, Suite 300

Charleston, South Carolina 29401

(Address of principal executive offices) (Zip Code)

(843) 534-1330

(Registrant's telephone number, including area code)

Item 1. Changes in Control of Registrant.

(a) Pursuant to an Agreement and Plan of Reorganization (the "Acquisition Agreement") dated December 7, 2000, Global Eco-Logical Services, Inc. ("Global" or the "Company"), a Florida corporation, acquired all the issued and outstanding shares of common stock of Intercontinental Finance Corporation ("ICF"), a Delaware corporation, from the sole shareholder thereof in an exchange for 250,000 shares of common stock of Global and $75,000 (the "Acquisition"), although $60,000 of the cash compensation is subject to forfeiture in the event the Company's election under Rule 12g-3 is not accepted by the SEC without comment. As a result of the Acquisition, ICF became a wholly owned subsidiary of Global.

The Acquisition was approved by the unanimous consent of the Board of Directors of ICF on November 21, 2000, and closed on December 7, 2000. As a result of and pursuant to the Acquisition, William Tay resigned as the sole director and officer of ICF, and William Tuorto was appointed as the sold director and officer of ICF. Mr. Tuorto is the chairman and sole director of Global.

Global had 13,988,826 shares of common stock issued and outstanding prior to the Acquisition, and 14,238,826 shares of common stock issued and outstanding immediately following the Acquisition.

Upon effectiveness of the Acquisition, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, Global elected to become the successor issuer to ICF for reporting purposes under the Securities Exchange Act of 1934 and elects to report under the Act effective December 7, 2000.

A copy of the Acquisition Agreement is filed as an exhibit to this Form 8-K and is incorporated in its entirety herein. The foregoing description is modified by such reference.

(b) The following table contains information regarding the shareholdings of Global's current directors and executive officers and those persons or entities who beneficially own more than 5% of its common stock (giving effect to the exercise of the warrants held by each such person or entity):

Name and Position	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
Richard Tuorto, Sr. (2) President, Chief Executive Officer Global Eco-Logical Services, Inc. 3 Broad Street, Suite 300 Charleston, SC 29401	3,535,000	24.8%
William Tuorto (3) Director Global Eco-Logical Services, Inc. 3 Broad Street, Suite 300 Charleston, SC 29401	3,535,000	24.8%
Greg Davis Secretary/Treasurer Global Eco-Logical Services, Inc. 3 Broad Street, Suite 300 Charleston, SC 29401	200,000	1.4%
Julius Basham 6176 Laurelwood Drive Reno, Nevada 89509	2,050,000	14.4%
All officers and directors as a group (3 persons)	3,735,000	26.2%

(1) Based upon 14,238,826 shares of Common Stock issued and outstanding as of December 14, 2000.

(2) The beneficial ownership includes all shares owned by Mr. Richard Tuorto, as well as all shares members of his direct family or affiliates thereof. Mr. Tuorto's shares include 3,400,000 shares held by his son, William Tuorto, 10,000 shares held by his wife, and 125,000 shares owned by a company controlled by him.

(3) The beneficial ownership includes all shares owned by Mr. William Tuorto, as well as all shares members of his direct family or affiliates thereof. Mr. Tuorto's shares include 3,400,000 held in his own name, 10,000 shares held by his mother, and 125,000 shares held by a company controlled by his father, Richard Tuorto.

Item 2. Acquisition Or Disposition Of Assets

(a) As described in Item 1 herein, on December 7, 2000 Global acquired all of the issued and outstanding common stock of ICF. The consideration exchanged pursuant to the Acquisition Agreement was negotiated between the shareholder of ICF and Global. In evaluating the Acquisition, the shareholder of ICF used criteria such as the value of assets of Global, Global's ability to manage and expand its business, Global's ability to compete in the market place, Global's current and anticipated business operations, and Global's management's experience and business plan. In evaluating ICF, Global placed primary emphasis on ICF's status as a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended, and ICF's facilitation of Global's goal of becoming a fully reporting company under the Act.

(b) Global intends to continue to operate its waste operations in South Carolina following the Acquisition.

BUSINESS

Corporate History

The Company is a solid waste services Company that provides collection, transfer, disposal and recycling services. The Company was incorporated in Florida in December 1992 as J. Marcus Enterprises, Inc. At that time it was a developmental shell company controlled by Mr. Mark Bryn, who was the majority stockholder and the sole officer and director of the Company. On May 4, 1998 the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock to 50,000,000 shares of Common Stock, $.001 par value. In December 1998, Mr. William Tuorto was elected to the Board of Directors of the Company to develop and fulfill a business strategy in the waste management industry and the former sole director, Mark Bryn, resigned. On December 29, 1998 the Board of Directors changed the Company's name to Global Eco-Logical Services, Inc. In 1999, the Company initiated an acquisition program of companies in the waste industry in order to take advantage of the consolidation opportunities in the solid waste industry.

Acquisition of Assets from WasteMasters, Inc.

On January 1, 1999, the Company entered into a Lease/Purchase Agreement (the "1999 WMI Agreement") with WasteMasters, Inc. ("WMI"), a non-affiliate, under which WMI leased to the Company its interests in the following subsidiaries and assets: Wood Management, Inc, a New Jersey corporation; Mini-Max Enterprises, Inc. a New Jersey corporation; Tri-State Waste Disposal, Inc. a New Jersey corporation; Southeastern Research and Recovery, Inc., a South Carolina corporation; Atlantic Coast Demolition and Recycling, Inc., a Pennsylvania corporation (the "1999 Corporations"); and all of the real estate and personal property used in the operation of landfill in Lisbon, Ohio (the "Landfill"). In addition, as part of the 1999 WMI Agreement, the Company obtained an option to purchase the 1999 Corporations and the Landfill for $7,000,000, of which $1,000,000 would be payable in cash. The balance of $6,000,000 was to be paid pursuant to a promissory note, of which $2,000,000 was payable on the first anniversary of closing, $2,000,000 was payable on the second anniversary of closing and the remaining $2,000,000 was payable on the third anniversary of closing; provided, that the Company had the option of satisfying the payment due on the first anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount of $50,000, of satisfying the amount due on the second anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount $75,000, and of satisfying the amount due on the third anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount of $125,000. Under the 1999 WMI Agreement, the Company was obligated to pay WMI lease payments of $10 per month for the lesser of one year or the date of the closing in the event the Company exercised its option to purchase the 1999 Corporations and Landfill. In addition, the Company was obligated to pay the operating deficits, if any, of the 1999 Corporations and the Landfill during the lease period. The Company leased the 1999 Corporations and Landfill at the reduced payment of $10 per month because they were all in serious financial difficulty and in danger of going out of business in a matter of weeks due to non-payment of creditors. The Company took over operations and management with the understanding that if the Company did not exercise its right to purchase the subsidiaries and landfill, WMI would receive the subsidiaries and landfill back at the end of the lease term with exactly the same working capital as when the lease began. Simultaneously, the Company agreed to loan WMI $1,000,000, which was credited against the purchase price of the landfill sites.

On March 30, 1999, the Company closed on the purchase of WMI's interest in the 1999 Corporations and the Landfill on the terms set forth in the Agreement. As of the date of closing, WMI owed the Company $1,119,213.59, of which $1,000,000 was applied to the amount of the purchase price due at the closing under the 1999 WMI Agreement. The Company prepaid the amount due on the first anniversary after the closing by issuing WMI 400,000 shares of common stock and canceling $50,000 of the indebtedness from WMI. With respect to the balance due under for the purchase of the 1999 Corporations and the Landfill, the Company executed a note in the principal amount of $4,000,000, of which $2,000,000 was payable on the second anniversary of closing and the remaining $2,000,000 was payable on the third anniversary of closing; provided, that the Company had the option of satisfying the payment due on the second anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount $75,000, and of satisfying the amount due on the third anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount of $125,000. WMI satisfied its remaining obligation to the Company in the amount of $69,213.59 by agreeing to provide consulting services to the Company relating to the 1999 Corporations and the Landfill. Subsequently, the Company and WMI mutually agreed to convert the promissory note into 800,000 shares of common stock of the Company. At the same time, the Company paid WMI $100,000 in full settlement and satisfaction of the Company's obligation to pay WMI $200,000 in connection with the final two payments due under the promissory note.

Acquisition of All Waste and Automated Waste

On June 8, 1999, the Company purchased all of the issued and outstanding common stock of All Waste Disposal Service, Inc. ("All Waste") for $1,532,000.00, of which $1,000,000.00 was paid in cash and the balance was paid in 66,500 shares of the Company's common stock.

On July 21, 1999, All Waste purchased all of the issued and outstanding common stock of Automated Waste Solutions, Inc. ("Automated Waste") for $1,050,000, of which $300,000 was paid in cash at closing, $100,000 was due within ninety (90) days after closing, and the balance was paid in 100,000 shares of the Company's common stock.

Sale of Mini-Max and Wood Management

On September 22, 1999, the Company sold two of the 1999 Corporations purchased from WMI on March 30, 1999 -- Mini-Max Enterprises, Inc. ("Mini-Max") and Wood Management, Inc. ("Wood") -- to Waste Acquisition Corporation ("WAC"). Mini-Max was sold for $200,000, all of which is evidenced by a promissory note executed by WAC which bears interest at seven (7%) per annum, and is payable in five equal annual payments of principle and interest, with the first payment being due on September 22, 2000. Mini-Max was an interstate trucking company licensed by the Interstate Commerce Commission to conduct business in the contiguous 48 states. Wood was sold for $800,000, all of which is evidenced by a promissory note executed by WAC which bears interest seven percent (7%) per annum, and is payable in five equal annual payments of principle and interest, with the first payment being due on September 22, 2000. Wood operated a wood waste yard in New Jersey and held a permit to process 1,200 tons per day of tree stumps, mixed wood, pallets and yard waste into products ranging from wood chips to mulch to high quality topsoil. The Company decided to sell Mini-Max and Wood because neither subsidiary fit into the Company's strategic plan for developing an integrated waste operation in the Philadelphia metro area, both took significant management time away from the Company's core operations and, given those factors, management felt that neither could achieve the desired level of profitability necessary to continue their operations.

Sale of Assets to WasteMasters, Inc.

On September 15, 2000, the Company and WMI entered into a Lease/Purchase and Management Agreement (the "2000 WMI Agreement"). Under the Agreement, WMI leased from Global three corporations of which Global was sole shareholder: Tri-State Waste Disposal, Inc.; Lisbon Landfill, Inc.; and All Waste Disposal Service, Inc. (collectively, the "2000 Corporations").

The 2000 WMI Agreement provided for a monthly rental of $10 per month and a term equal to the lesser of one year or the date of closing on WMI's purchase of the 2000 Corporations pursuant to an option to purchase contained in the 2000 WMI Agreement. The 2000 WMI Agreement also provided that WMI would assume the obligation of Global under an issue of convertible notes. The notes bear interest at the rate of 6% per annum, and have a principal amount outstanding of $1,590,000. In conjunction with the Company's assumption of the notes, WMI and the noteholders modified the terms of the notes to provide that the notes are convertible into shares of common stock of WMI at the current bid price of WMI's common stock, subject to a minimum conversion price of $0.10 per share. In addition, the holders of the notes still have the right to convert the notes into shares of common stock of Global, but in that event WMI is obligated to issue Global that number of shares which WMI would have issued had the holder chosen to convert its note into shares of WMI's common stock.

Lisbon Landfill, Inc. owns and operates a 141.154 acre construction and demolition landfill in Lisbon, Ohio. All Waste operates a waste collection and hauling company in the Philadelphia metropolitan area, and was the sole shareholder of Automated Waste. Tri-State Waste Disposal, Inc. owns an interstate trucking license, but was not otherwise engaged in active operations.

The 2000 WMI Agreement contained an option to purchase the 2000 Corporations for 15,000,000 shares of common stock of WMI. WMI exercised the option and closed on the acquisition on October 1, 2000. WMI and Global also subsequently agreed to rescind all portions of the 2000 WMI Agreement that related to management of the 2000 Corporations prior to October 1, 2000.

Current Operations

As a result of the acquisitions and dispositions described above, the Company's operations consist solely of its liquid waste disposal operations in South Carolina through its subsidiary, Southeastern Research and Recovery, Inc. ("SRR"). SRR operates a non-hazardous waste facility on 3.25 acres of land in Ehrhardt, South Carolina, that processes industrial sludge for commercial and industrial customers in the South Carolina/Georgia area prior to its disposal in Subtitle D landfills. Specifically, SRR solidifies non-hazardous liquid waste by mixing it with sawdust, and then disposes of it by hauling it to a traditional solid waste site. The Company hauls its waste with a fleet of seven company-owned trucks and additional rental trucks when needed. The land is leased pursuant to a lease with a remaining term of approximately 20 years. All permits are in effect for at least the term of lease.

Pursuant to the 1999 WMI Agreement, the Company also acquired, and still owns, Atlantic Coast Demolition and Recycling Inc. ("ACDR"). ACDR operated a 7-acre transfer station in Philadelphia, Pennsylvania, on land abutting the Schuylkill River. The transfer station was permitted to process 3,000 tons of waste per day. However, in the Spring of 2000, the transfer station lost its permit to process waste as a result of the Company's default under a Consent Order entered with the Pennsylvania Department of Environmental Protection (see Item 2: Legal Proceedings). As a result of the loss of the permit, the Company was forced to terminate operations at the transfer station, which resulted in the termination of the lease of the land on which the transfer station operated. Recently, however, a ruling was issued in an unrelated case holding that a violation of a consent order cannot be the basis for the termination of a permit to process waste. As a result, the Company is in the process of applying for reinstatement of its permit based on that recent ruling. In addition, the Company is in negotiations with the lessor of the land on which the transfer station operated to reinstate or release the land to the Company in the event its permit is reinstated. Because the Company sold its other Philadelphia area waste operations to WMI pursuant to the 2000 WMI Agreement, the Company does not plan to retain the transfer station in the event the permit is reinstated and the Company is able to negotiate a reinstatement of its lease of the land. Instead, the Company has held preliminary discussions with other waste companies in the Philadelphia area, including WMI, to sell the transfer station in the event its legal problems are resolved.

Business Plan

The Company's objective is to continue to grow by expanding its operations at SRR. While the Company generated a significant loss from operations in the first nine months of fiscal 2000, primarily as a result of legal problems associated with ACDR, the Company's operations at SRR were profitable, and provide a base from which the Company believes it can expand. The Company is currently operating in certain regions of South Carolina and Georgia, and believes that these markets and other markets with similar characteristics present significant opportunities for achieving its objectives.

The Company intends to implement this strategy through internal growth. In order to generate continued internal growth, the Company intends to focus on increasing sales penetration in its current and adjacent markets by soliciting new commercial, industrial, and residential customers. The Company's objective is to increase its revenue per routed truck, which is a primary factor in increasing the Company's collection efficiencies and profitability.

Employees

As of December 14, 2000, the Company employed a total of 16 employees all of which were full-time. None of the Company's employees are part of a union or collective bargaining agreement.

Property

The Company does not own any real estate or real estate mortgages. The Company currently leases (or subleases) space at the following locations:

Location	Use	Expiration Date	Renewal Option
3.25 acres at 108 Broadway Street, Ehrhardt, South Carolina	office space, waste processing, and storage facility	2001	24 one year renewal options
3 Broad Street, Suite 300 Charleston, South Carolina	office space	June 1, 2003	2 year option

Management's Discussion and Analysis or Plan of Operation

Results of Operations

Fiscal Years ended December 31, 1999 and 1998

Revenues during the fiscal year ended December 31, 1999 were $5,522,014, as compared to no revenues in the prior fiscal year. The increase in revenues was attributable to the acquisition of a number of operating companies in 1999, whereas in 1998 the Company had no active operations. In particular, in 1999, the Company acquired a landfill, two hauling companies, a recycling facility, a transfer station, an interstate trucking company and an industrial sludge processing facility as a result of the acquisitions completed during fiscal 1999.

During the fiscal year ended December 31, 1999, the Company had cost of goods sold of $2,482,265, general and administrative expenses of $7,900,036 and depreciation and amortization of expenses of $587,488, for an operating loss of ($5,447,775). The operating losses in 1999 resulted from the poor financial condition of the operating assets acquired from WMI in 1999, particularly at ACDR where regulatory and permit problems resulted in the cessation of operations at the transfer station for several periods, large legal expenses, and fines and penalties. In addition, the operating results were adversely affected by the issuance of common stock for services which was recorded as a noncash expense.

Nine Months ended September 30, 2000 and 1999

Revenues for the nine months ended September 30, 2000 were $3,636,242, as compared to $2,486,775 for the nine months ended September 30, 1999. The increase in revenues is attributable to the acquisition of All Waste and Automated Waste in June and July 1999, and was offset by the sale of two operating subsidiaries - Wood Management, Inc. and Mini-Max Enterprises, Inc. - on September 22, 1999, as well as the cessation of operations in ACDR in June 2000 due to the loss of the permit for its transfer station.

For the nine months ended September 30, 2000, cost of sales were $3,387,539 as compared to $2,286,257 in the nine months ended September 30, 1999. The increase in cost of sales was attributable to greater volumes of waste processed by the Company as a result the acquisitions of All Waste and Automated Waste, offset by the cessation of operations at ACDR in June 2000. For the nine months ended September 30, 2000, general and administrative expenses were $1,087,154 as compared to $3,161,400 for the nine months ended September 30, 1999.

For the nine months ended September 30, 2000, the Company reported an operating loss of ($1,412,369), as compared to an operating loss of ($3,232,319) for the nine months ended September 30, 1999. The Company's net loss decreased in 2000 as compared to 1999 as a result of the sale of Wood Management, Inc. and Mini-Max Enterprises, Inc. on September 22, 1999, which eliminated unprofitable business lines as well as reduced general and administrative expenses during the period.

The Company does not believe that the operating results for the nine months ended September 30, 2000 adequately reflect the operating potential of the Company. The Company originally purchased All Waste and Automated Waste because they had substantial customer bases in the market area serviced by the transfer station owned by ACDR. The Company's plan was to realize operating synergies by developing a vertically integrated waste disposal operation in which waste streams generated by All Waste and Automated Waste, as well as from third party carting companies, would be disposed of at ACDR's transfer station and from there at the Company's landfill in Lisbon, Ohio. However, serious regulatory problems which predated the Company's ownership of ACDR resulted in significant legal expenses, fines, remedial costs, and ultimately the cessation of operations at the transfer station when the Company failed to make a timely payment under a consent order with the Pennsylvania Department of Environmental Protection.

In large part as a result of the loss of the transfer station, the Company elected to sell All Waste (which owns Automated Waste) and the landfill in Lisbon, Ohio to WMI. As a result of the sale of those operations, the Company's remaining operations consist of SRR, which owns an industrial sludge processing facility in South Carolina, which has been consistently profitable. Set forth below is pro forma data which reflects the revenues, earnings before interest, taxes and depreciation, and earnings before interest and taxes for the nine months ended September 30, 2000 and 1999 for SRR (excluding any allocation of parent company general and administrative expenses):

	2000	1999
Revenues	$1,164,501	$1,001,359
EBITDA	211,656	126,885
EBIT	166,472	99,339

Therefore, the Company plans to continue the expansion and development of SRR's business due to the limited competition that exists in the market niche served by SRR.

Liquidity and Capital Resources

The Company's balance sheet as of September 30, 2000 reflects a working capital deficit of ($4,686,256), as compared to a working capital deficit of ($3,582,680) as of December 31, 1999. As of September 30, 2000, the Company had only a limited amount of cash, was in default on a substantial amount of debt, and had a significant debt which was scheduled to mature within the next 12 months. The decrease in working capital during the nine months ended September 30, 2000 was the result of operating losses incurred during the period. During the nine months ended September 30, 2000, the Company was largely dependent on loans from its officers and directors to satisfy the immediate working capital needs of the business.

The Company has taken steps to improve its working capital and liquidity. First, the Company substantially reduced its indebtedness by the sale of certain assets to WMI, including a $500,000 mortgage secured by the landfill in Lisbon, Ohio, approximately $1,800,000 of indebtedness under an issue of convertible notes, and secured equipment financing covering the containers and vehicles owned by All Waste.

Second, a substantial portion of the Company's accounts payable and accrued liabilities are owed only by ACDR, which has limited assets with which to satisfy claims as a result of the termination of operations at the subsidiary. The Company is currently investigating a disposition of ACDR, which will have the effect of removing significant current liabilities from the Company's consolidated balance sheet.

Third, the Company received 15,000,000 shares of WMI common stock as a result of the sale of assets to WMI, and received from WMI an obligation to register the sale of the shares under the Securities Act of 1933. As of December 15, 2000, the WMI shares had a market value of approximately $1,500,000. Upon approval of WMI's registration statement, the Company plans to sell or pledge the WMI shares in order to raise capital to satisfy its remaining liabilities, finance expansion of SRR, and explore other acquisitions in the waste industry that would complement the Company's profitable operations at SRR. However, there is no assurance that WMI will be successful in registering the shares or that the Company will be able to realize the current market value from the shares once they have been registered.

The Company has issued shares of its common stock from time to time in the past to satisfy certain obligations, and expects in the future to also acquire certain services, satisfy indebtedness and/or make acquisitions utilizing authorized shares of common stock of the Company. Given the limited market for the Company's common stock, there is no assurance that the Company will be able to utilize its common stock to settle obligations or procure services, in which event the Company would be forced to settle such obligations in cash from operations, borrowings or public or private sales of securities.

In order to satisfy the liquidity needs of the Company for the following twelve months, the Company will be primarily dependent upon proceeds from the sale of the Company's common stock, the WMI common stock and cash flow from SRR. Although revenues from the existing operations have historically not been adequate to fund the operations of the Company, the Company believes that revenues from operations will be sufficient to fund operations in the future as a result of the sale of all operations except for SRR.

Legal Proceedings

In the normal course of business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving Federal, state, or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke, or to deny renewal of, an operating permit held by the Company. In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during operations of the waste management business. Pending legal proceedings are not expected to materially impact the Company's operations or financial position.

Global Eco-Logical Services, Inc. and Atlantic Coast Demolition and Recycling, Inc. v. Commonwealth of Pennsylvania and Department of Environmental Protection: The Pennsylvania Department of Environmental Protection (DEP) revoked ACDR's waste permit for regulatory and administrative violations that occurred prior the Company's acquisition. The Company acquired ACDR with knowledge and subject to this pending litigation. Following a trial on the merits, the Company and the DEP entered into a Consent Order resolving all permit issues raised by the DEP. Consent Order provided in part for the payment by ACDR of a fine in the amount of $400,000, which amount was payable in quarterly payments. In May 2000, the Company tendered a payment under the Consent Order after the deadline for the payment, which payment was rejected by the DEP. As a result of the late payment, the DEP exercised its right under the Consent Order to terminate ACDR's permit to process waste. Recently, however, a ruling was issued in an unrelated case holding that a violation of a consent order cannot be the basis for the termination of a permit to process waste. As a result, the Company is in the process of applying for reinstatement of its permit based on that recent ruling.

American Waste Transport, Inc. holds a judgment against WMI in the amount of $80,000 that arises out of WMI's operation of the transfer station owned by ACDR. The Company agreed to assume this judgment in connection with its purchase of certain assets from WMI in 1999. The Company negotiated forbearance agreement with the plaintiff, under which the judgment is being repaid by allowing the plaintiff to dump at the Company's facilities at preferential rates. The Company has reduced this obligation to approximately $26,000 through such arrangement.

Prior to the Company's acquisition of ACDR, Brickell Court Corporation obtained a judgment against ACDR for $125,000 plus costs and interest for a loan it had made to ACDR. Settlement negotiations resulted in the plaintiff's agreement to forebear execution of the judgment, provided the Company makes monthly payments of $7,000 per month. The Company believes that it has tendered payments sufficient to satisfy this judgment in full; however, the plaintiff has refused to execute a formal release or satisfaction of the judgment, and may contend that it has not been satisfied in full. The Company is considering additional legal action to clarify its obligations, if any, under the judgment.

On April 12, 1999, PNC Bank, N.A. filed a complaint in the Superior Court in New Jersey, Middlesex County, against a number of defendants, including the Company and two of its subsidiaries, Mini-Max Enterprises, Inc. and Wood Management, Inc. The plaintiff alleged that Mini-Max and Wood Management, Inc. had executed and subsequently defaulted on six separate term loan notes with the plaintiff. The plaintiff alleged that the Company was liable for the indebtedness as the alter ego of Wood Management, Inc. and Mini-Max Enterprises, Inc. On October 4, 1999, a Default Judgment was entered against the Company in the amount of $141,859.80. The Plaintiff then caused the Judgment to be entered and domesticated in the Superior Court of Pickens County, Georgia. On January 6, 2000, the Plaintiff filed a garnishment action against Sun Trust Bank in Fulton County, Georgia, in which a total of $50,305.37 was garnished. On June 23, 2000, the New Jersey Superior Court vacated its default judgment against the Company, and as a result the funds subject to the Fulton County, Garnishment action were released by the court. On October 26, 2000, the New Jersey Superior Court modified its June 23, 2000 order to require that the Company post a bond in the amount of $50,305.37 on or before November 17, 2000, and reimburse the plaintiff for certain attorney's fees in an amount to be subsequently determined by the Court. To date, the Company has not posted the bond as required by the October 26, 2000 Order, and is in settlement negotiations with the plaintiff.

Government Regulation

The Company's disposal operations are subject to various federal, state and local laws and substantial regulation under these laws by governmental agencies, including the U.S. Environmental Protection Agency (EPA), disposal various state agencies and county and local authorities. These regulatory bodies impose restrictions to control air, soil and water pollution and may in some cases require the Company to provide financial assurances covering monitoring, potential corrective action and final closure and post-closure for certain disposal facilities. The penalties for violation of these laws and regulations are, in many instances, substantial. The Company may in the future be required under these regulatory requirements to increase capital and operating expenditures in order to maintain current operations or initiate new operations. Governmental authorities may seek to impose fines on the Company or to revoke or deny renewal of an operating permit for failure to comply with applicable requirements. Under certain circumstances, the Company might be required to curtail operations until a particular problem is remedied. Amendments to current laws and regulations governing the Company's operations or more stringent implementation thereof could have a material adverse effect on the Company's operations or require substantial capital expenditures.

The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA")

The SWDA and its implementing regulations establish a framework for regulating the handling, transportation, treatment, and disposal of hazardous and non-hazardous wastes. They also require states to develop programs to ensure the safe disposal of solid wastes in landfills.

Subtitle D of RCRA establishes a framework for federal, state, and local government cooperation in controlling the management of non-hazardous solid wastes. While the role of the EPA is to provide overall regulatory direction, the actual planning and implementation of solid waste programs under Subtitle D are largely state and local functions. In October 1993, the EPA adopted regulations under Subtitle D with respect to solid waste disposal facility criteria, which include location standards, hydrogeological investigations, facility design requirements (including liners and leachate collection systems), enhanced operating and control criteria, groundwater and methane gas monitoring, corrective action standards, closure and extended post-closure requirements, and financial assurance standards, many of which have not commonly been in place or enforced at landfills. All Subtitle D regulations are in effect, except for financial responsibility requirements, which were to take effect in April 1997 although many states have already implemented financial assurance programs. These federal regulations must be implemented by the states, although states may impose requirements for landfill sites that are more stringent than the federal Subtitle D standards. Once a state has an approved program, it will review all existing landfill permits to ensure that they comply with the new regulations. Although the states were required to submit proposed permitting programs designed to implement the Subtitle D regulations to the EPA by April 1993, some states have not submitted their programs to the EPA and others have not fully completed their implementation. Because the new regulations did not take effect until late 1993 and have not been fully implemented by the states, their full impact may not be apparent for several years. The Company could incur significant costs in complying with such regulations; however, the Company does not believe that such enhanced standards will have a material adverse effect on its potential operations because all of the Company's potential landfills would be engineered to meet or exceed these requirements.

The Federal Water Pollution Control Act of 1972 ("The Clean Water Act")

This Act establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, groundwater or other surface or subsurface waters. If runoff from the Company's potential landfill or transfer station is discharged into surface waters, the Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the new federal storm water regulations, which are designed to prevent possibly contaminated storm water from flowing into surface waters. The Company will work with the appropriate regulatory agencies to ensure that its facilities are in compliance with Clean Water Act requirements, particularly as they apply to treatment and discharge of leachate and storm water. In addition, where development may alter or affect "wetlands," a permit must be obtained before such development may be commenced. This requirement is likely to affect the construction or expansion of many solid waste disposal sites. The Act provides for civil, criminal and administrative penalties for violations of specified sections of the Act.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Superfund" or "CERCLA")

CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such programs is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the land, former owners and operators of the land at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" but can also be founded upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. If the Company were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company completely responsible for all investigative and remedial costs even if others may also be liable. CERCLA also authorized the imposition of a lien in favor of the United States upon all real property subject to or affected by a remedial action for all costs for which a party is liable. The Company's ability to obtain reimbursement from others for their allocable share of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. In the past, legislation has been introduced in Congress to limit the liability of municipalities and others under CERCLA as generators and transporters of municipal solid waste. Although such legislation has not been enacted, if it were to pass it would limit the Company's ability to seek full contribution from municipalities for CERCLA cleanup costs even if hazardous substances that were released and caused the need for cleanup at the Company's potential landfill were generated by or transported to the landfill by a municipality. Depending upon whether and how Congress acts, it is possible that each of these laws may be changed in ways that may significantly affect the Company's potential waste disposal business.

The Occupational Safety and Health Act of 1970 (the "OSHA Act")

The OSHA Act authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazards, safety in excavation and demolition work, and the handling of asbestos, may apply to the Company's operations.

The Clean Air Act

The Clean Air Act provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from certain landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA proposed a New Source Performance Standard and Emission Guidelines for municipal solid waste landfills. Current regulations impose limits on air emissions from municipal solid waste landfills. The New Source Performance Standard will apply to all municipal solid waste landfills that commence construction after the date of the proposal. The Emission Guidelines are a set of standards that must be adopted by the states and will apply to all municipal solid waste landfills that received waste after November 8, 1987. The EPA may also issue regulations controlling the emissions of particular regulated air pollutants from municipal solid waste landfills. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emission limitations.

Proposed Federal Legislation

In the future, the Company's potential collection, transfer and landfill operations may also be affected by legislation currently pending before Congress that would authorize the states to enact discriminatory legislation governing waste shipments. The Company believes that if any such federal legislation is enacted, it may have a material adverse effect on the Company's potential operations.

State and Local Regulation

Each state in which the Company may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of waste, water and air pollution and, in most cases, siting, design, operation, maintenance, closure and post-closure of waste processing sites. There has also been an increasing trend in various states seeking to regulate the disposal of out-of-state waste. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling have been adopted by many states and are also under consideration by Congress and the EPA.

The Company's waste operations may be affected by the trend toward laws requiring the development of waste reduction and recycling programs. For example, California, Georgia, Florida, Illinois, Indiana, Kentucky, Pennsylvania, Ohio, South Carolina and West Virginia have enacted laws that will require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills, through waste planning, composting and recycling or other programs, within the next few years. A number of states have taken, or are considering, steps to ban the landfilling of certain wastes, such as yard wastes, beverage containers, newspapers, unshredded tires, lead-acid batteries and "white goods", such as refrigerators. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect adversely the Company's ability to operate its potential facilities at their full capacity.

Many municipalities also have ordinances, local laws and regulations affecting the waste disposal industry. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specified facilities, and bans or other restrictions on the movement of solid wastes into a municipality.

The permits or other land use approvals with respect to a landfill, as well as state or local regulations, may (i) limit a landfill to accepting waste that originates from a specified geographic area and/or (ii) specify the quantity of waste that may be accepted at a landfill during a given time period and/or (iii) specify the types of waste that may be accepted at the landfill.

Description of Securities

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, of which 14,238,826 shares are issued and outstanding. The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to common shareholders. Holders of the common stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the common stock. All of the Company's outstanding shares of common stock are validly issued, fully paid and non-assessable. Interwest Transfer Corp. serves as transfer agent for the common stock.

Market for the Company's Securities

From January 6, 2000 to the present, the Company's common stock has been traded on the Pink Sheets under the symbol "GECL." Prior to the initiation of trading on the Pink Sheets, the Company's common stock was traded on the OTC Bulletin Board under the symbol "GECL." Trading in the Company's common stock was moved from the OTC Bulletin Board to the Pink Sheets as a result of the Company's failure to comply with the NASD's eligibility rule, which requires that the Company be a "reporting company" pursuant to Section 12 of the Securities Exchange Act of 1934.

As described in Item 1, the Company acquired all the outstanding shares of ICF on December 7, 2000, for the purpose of making an election to become a reporting company pursuant to Rule 12g-3 as a successor issuer to ICF. Assuming the Company's election is accepted without review by the Securities and Exchange Commission, the Company plans to request that a market maker in its common stock reapply for trading of the common stock on the OTC Bulletin Board.

The following table summarizes the low and high prices for the Company's common stock for each of the calendar quarters for the years 1999 and 2000.

1999	High	Low
First Quarter	3.25	2.25
Second Quarter	9.06	2.75
Third Quarter	8.75	2.75
Fourth Quarter	3.375	2.18
2000
First Quarter	3.50	.20
Second Quarter	1.375	.55
Third Quarter	1.125	.35

Management

Listed below are the directors and executive officers of the Company.

Name	Age	First Year as Director/Officer	Present Positions at Company
Richard Tuorto, Sr.	54	1998	President/CEO
William Tuorto	30	1998	Chairman
Gregg Davis	36	1997	Secretary/Treasurer
Richard D. Tuorto, Jr.	25	1999	CAO

The following information sets forth the backgrounds and business experience of the directors and executive officers.

Richard D. Tuorto, Sr., President and CEO. Mr. Tuorto has been President and CEO of The Company since December of 1998. He is responsible for the day-to-day operations of the subsidiary companies, as well as locating and introducing to the Company any new acquisition possibilities. He is also currently the President of Citadel Investments. Mr. Tuorto has several years of experience in acquisitions in the waste services industry. From September 1998 to December 1998, and from January 1996 to December 1997, Mr. Tuorto worked at WMI. Prior to September 1998, Mr. Tuorto acted as a private consultant arranging mergers and acquisitions in the waste industry.

William L. Tuorto, Chairman of the Board. Mr. Tuorto has been the Chairman of the Board for The Company since December 1998. He is responsible for the overall direction of the Company's Common Stock. He meets with market makers, investment institutions, and potential acquisition candidates in order to promote the Company and increase shareholder value. Prior to this position with the Company, he was Assistant Counsel for WMI from September 1998 to December 1998. From November 1997 to September 1998, Mr. Tuorto worked for Continental Investment Corporation as Assistant Counsel. From November 1996 to May 1997, Mr. Tuorto worked at the firm of Hoagland, Longo, Moran, Dunst and Doukas, in New Jersey as a law clerk. Prior to that, Mr. Tuorto was a full time law student at the University of South Carolina School of Law. He received his Bachelor of Arts in Political Science from The Citadel in 1991.

Gregg Davis, Secretary and Treasurer. Mr. Davis began working for the Company in 1997 in the above capacity. His duties include attending and documenting all Board meetings and reporting the financial condition of the Company to the Board of Directors. Prior to his position at the Company, he worked in institutional sales from 1995 through 1997. Mr. Davis owned and operated RHI (Roller Hockey International), a sports licensing company, from 1994 through 1995. Mr. Davis graduated from Syracuse University with a Bachelor of Science degree in Business Administration in 1984.

Richard D. Tuorto, Jr., Chief Administrative Officer. Mr. Tuorto joined the Company after completing his Bachelor of Science degree in Business Administration from the Citadel in the summer of 1999. His duties include day-to-day accounting and administrative oversight of the Company and its subsidiary operations.

The Company does not have committees, including an audit committee, compensation committee or an executive committee. None of the Company's Officers or Directors has signed an employment agreement, non-compete agreement, or confidentiality agreement.

Related Party Transactions

The President and CEO of the Company, Richard Tuorto, Sr., is the father of William L. Tuorto, the Chairman of the Board and Richard Tuorto Jr., the Chief Administrative Officer. Richard Tuorto, Sr. is also the owner of Citadel Investment Corporation ("Citadel").

On december 21, 1998, Citadel loaned the Company One Hundred Thousand Dollars ($100,000). The loan originally provided for interest on the outstanding balance of eight percent per annum, and repayment of the total amount over eighteen (18) months commencing on May 21, 1999. On July 16, 1999, the Company satisfied this loan in full by issuing 125,000 shares of the Company's Common Stock to Citadel.

William Tuorto has loaned the Company funds pursuant to three separate promissory notes:

    $168,250 pursuant to a promissory note dated December 21, 1998, bearing interest at 8% per annum, and repayment of the outstanding balance through semi-monthly payments over thirty months beginning on May 21, 1999;
    $190,000 pursuant to a promissory note dated September 30, 1999, bearing interest at 8% per annum, and repayment of the outstanding balance through semi-monthly payments over thirty months beginning on March 30, 2000;
    $40,000 pursuant to a promissory note dated December 31, 1999, bearing interest at 8% per annum, and repayment of the outstanding balance through semi-monthly payments over thirty months beginning on June 30, 2000.

The Company has not made payments to Mr. Tuorto pursuant to the terms of the promissory notes, but instead has made payments only as funds have been available. The total amount owed to Mr. Tuorto pursuant to all three notes as of December 15, 2000 was $340,102.

Richard D. Tuorto, Sr. has loaned the Company $94,999 as of December 15, 2000. The loan bears interest at 8%, and provides for semi-annual payments of principal and interest sufficient to repay the balance over thirty months, with the first payment due on June 15, 2001.

Citadel has loaned the Company $52,000 as of December 15, 2000. The loan bears interest at 8%, and provides for semi-annual payments of principal and interest sufficient to repay the balance over thirty months, with the first payment due on June 15, 2001.

The Company believes that the loans received from William Tuorto, Richard D. Tuorto, Sr., and Citadel were on terms more favorable to the Company than what could have been obtained from an unrelated lender, given the interest rate, the lack of collateral, and the repayment terms.

In December 1998 and during 1999, Julius L. Basham, III loaned Citadel $473,426, which then loaned that same amount of money to the Company. The loan provided for an interest rate of eight percent per annum. To satisfy this obligation, the Company issued 2,000,000 shares of the Company's Common Stock directly to Mr. Basham, which satisfied both the Company's obligation to Citadel and Citadel's obligation to Mr. Basham. As a result of this transaction, Mr. Basham owns in excess of 10% of the common stock of the Company, and therefore may be deemed an affiliate; however, Mr. Basham is not an officer or director of the Company.

The Company's subsidiary, SRR, lease 3.25 acres of land for $1,500 per month from James Vernon Sease, Sr. SRR operates its waste processing facility in Erhardt, South Carolina on the land. Mr. Sease is the father of the brother-in-law of William Tuorto, the Company's chairman. The Company believes that the terms of the lease represent the fair rental value of the land.

In all of the related transactions described above, the terms of the transactions were no more favorable than the Company would have received from independent third parties.

Executive Compensation

No officers of the Company earned more than $100,000 a year during any of the last three fiscal years.

Risk Factors

History of Losses. The Company has a history of significant losses from operations over the last two years. The Company currently has a significant working capital deficit and is in default on a substantial part of its debt. The Company's operating losses and debt jeopardizes the Company's ability to continue in business as a going concern.

Competition. The waste collection/disposal business is both highly competitive and requires substantial amounts of capital. If permitted and operational, the Company's facilities would compete with numerous enterprises, many of which have significantly larger operations and greater resources than the Company. The Company would also compete with those counties and municipalities that maintain their own waste collection and disposal operations. Forward Looking Statements assume that the Company will be able to effectively compete with these other entities.

The Company may not be able to acquire existing waste companies. The Company's planned acquisition program is a key element of its expansion strategy. In addition, obtaining landfill permits has become increasingly difficult, time consuming and expensive. There can be no assurance, however, that the Company will succeed in obtaining landfill permits or locating appropriate acquisition candidates that can be acquired at price levels that the Company considers appropriate.

Ongoing Capital Requirements. In order to satisfy the liquidity needs of the Company for the following twelve months, the Company will be primarily dependent upon proceeds from the sale of the Company's stock and proceeds from the sale of the Company's remaining assets. If the Company is unable to obtain adequate funds from the sale of its stock in public offerings, private placements, alternative financing arrangements, or the disposition of certain assets, then the Company will not be able to implement its acquisition strategy.

Economic Conditions. The Company's potential waste collection/disposal business would be affected by general economic conditions. There can be no assurance that an economic downturn would not result in a reduction in the potential volume of waste that might be disposed of at the Company's potential facilities and/or the price that the Company would charge for its services.

Weather Conditions. Protracted periods of inclement weather may adversely affect the Company's potential operations by interfering with collection and landfill operations, delaying the development of landfill capacity and/or reducing the volume of waste generated by the Company's potential customers. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of the Company's potential operations. The Forward Looking Statements do not assume that such weather conditions will occur.

Dependence on Senior Management. The Company is highly dependent upon its senior management team. In addition, as the Company continues to grow, its requirements for operations management with franchising and waste industry experience will also increase. The future availability of such experienced management cannot be predicted. The Forward Looking Statements assume that experienced management will be available when needed by the Company at compensation levels that are within industry norms. The loss of the services of any member of senior management or the inability to hire experienced operations management could have a material adverse effect on the Company.

Influence of Government Regulation. The Company's potential operations are subject to and substantially affected by extensive federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on operations that could adversely affect the Company's results, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid waste. Because of heightened public concern, companies in the waste management business may become subject to judicial and administrative proceedings involving federal, state or local agencies. These governmental agencies may seek to impose fines or to revoke or deny renewal of operating permits or licenses for violations of environmental laws or regulations or to require remediation of environmental problems at sites or nearby properties, or resulting from transportation or predecessors' transportation and collection operations, all of which could have a material adverse effect on the Company. Liability may also arise from actions brought by individuals or community groups in connection with the permitting or licensing of operations, any alleged violations of such permits and licenses or other matters. The Forward Looking Statements assume that there will be no materially negative impact on its operations due to governmental regulation.

Potential Environmental Liability. The Company may incur liabilities for the deterioration of the environment as a result of its potential operations. Any substantial liability for environmental damage could materially adversely affect the operating results and financial condition of the Company. Due to the limited nature of insurance coverage of environmental liability, if the Company were to incur liability for environmental damage, its business and financial condition could be materially adversely affected.

Inflation and Prevailing Economic Conditions. To date, inflation has not had a significant impact on the Company's operations. Consistent with industry practice, most of the Company's contracts will provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require the Company to absorb cost increases, resulting from inflation. The Company is unable to determine the future impact of a sustained economic slowdown.

Item 3. Bankruptcy or Receivership.

Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant.

Not Applicable.

Item 5. Other Events.

Successor Issuer Election. Pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company elected to become the successor issuer to ICF for reporting purposes under the Securities Exchange Act of 1934 and elects to report under the Act effective December 7, 2000.

Item 6. Resignations Of Directors And Executive Officers.

William Tay, the sole officer and director of ICF, resigned effective on December 7, 2000.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired: Attached hereto as Exhibit A are audited financial statements for the years ended December 31, 1998 and 1999 for Global Eco-Logical Services, Inc., and as Exhibit B unaudited financial statements for the nine months ended September 30, 2000.

(b) Pro Forma Financial Information: Pro forma financial information has not been included since the registrant had no operations and negligible assets prior to its acquisition by Global Eco-Logical Services, Inc.

(c) Exhibits:

Exhibit No.	Description
2	Agreement and Plan of Reorganization between Global Eco-Logical Services, Inc, Intercontinental Finance Corporation, and FS Capital Markets, Inc.
3	Bylaws for Global Eco-Logical Services, Inc.
4.1	Articles of Incorporation for Global Eco-Logical Services, Inc.
4.2	Amendment to Articles of Incorporation for Global Eco-Logical Services, Inc. dated May 4, 1998
4.3	Amendment to Articles of Incorporation for Global Eco-Logical Services, Inc. dated January 14, 1999
4.4	Specimen Common Stock Certificate for Global Eco-Logical Services, Inc.
10.1	Form of Convertible Promissory Note
10.2	Form of Amendment to Convertible Promissory Note
10.3	Form of Second Amendment to Convertible Promissory Note
10.4	Registered Promissory Note dated February 24, 2000 between Benchmark Credit (Geneva), S.A. and Global Eco-Logical Services, Inc.
10.5	Mortgage dated February 24, 2000 between Benchmark Credit (Geneva), S.A. and Global Eco-Logical Services, Inc.
10.6	Lease/Purchase and Management Agreement dated September 15, 2000
10.7	Closing Agreement dated October 1, 2000.
10.8	Amended and Restated Closing Agreement dated November 20, 2000
11	Statement re: Computation of Earnings Per Share (1)
22	List of Subsidiaries
23	Consent of Tauber and Balser, P.C.
27	Financial Data Schedule

(1) The information required by this Exhibit can be determined from the Financial Statements included herein.

Item 8. Change in Fiscal Year.

Not Applicable.

Item 9. Sales of Equity Securities Pursuant to Regulation S

Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL ECO-LOGICAL SERVICES, INC.
Date: December 22, 2000	/s/ William Tuorto
By: William Tuorto
Its: Chairman of the Board and Officer

EXHIBIT A

GLOBAL ECO-LOGICAL SERVICES, INC.

AND SUBSIDIARIES

FINANCIAL STATEMENTS

DECEMBER 31, 1999

GLOBAL ECO-LOGICAL SERVICES, INC.

AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

GLOBAL ECO-LOGICAL SERVICES, INC. and Subsidiaries

We have audited the accompanying consolidated balance sheet of GLOBAL ECO-LOGICAL SERVICES, INC. and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GLOBAL ECO-LOGICAL SERVICES, INC. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

March 10, 2000,

Except for Note M, as to

which date is October 11, 2000

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 1999

ASSETS
Current Assets
Cash	$ 11,525
Accounts receivable	824,840
Prepaid Expenses	81,129

Total Current Assets	917,494

Property, Plant and Equipment
Land and Landfills	2,408,250
Buildings and Improvements	36,500
Equipment	2,627,111
5,071,861
Less accumulated depreciation	(365,474)

Total Property and Equipment, Net	4,706,387

Other Assets
Goodwill, net of amortization of $69,257	1,432,225
Deposits and other assets	115,000

Total Other Assets	1,547,225

TOTAL ASSETS	$ 7,171,106

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 1999

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	2,271,410
Accrued payroll and payroll taxes	141,732
Notes payable - current portion	1,699,546
Note payable - related parties	368,902
Other current liabilities	18,584

Total Current Liabilities	4,500,174

Long Term Debt
Notes payable, net of current portion	1,320,691

Stockholders' Equity
Common Stock, $.001 par value; 50,000,000 shares authorized; 13,826,726 issued and outstanding	13,827
Additional paid-in capital	7,530,955
Accumulated Deficit	(6,194,541)
Total Stockholders' Equity	1,350,241

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 7,171,106

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

	1999	1998

REVENUES	$ 5,522,014	$ -

COST AND EXPENSES
Cost of goods sold	2,482,265	-
Selling, general, and administrative	7,900,036	1,200
Depreciation and amortization	587,488	-

Total Cost and Expenses	10,969,789	1,200

OPERATING LOSS	(5,447,775)	(1,200)

OTHER INCOME (EXPENSE)
Gain on sale of asset	230,228	-
Interest expense	(258,597)	-
Other Income	20,303	-

Total Other Income (Expense)	(8,066)	-

NET LOSS BEFORE EXTRAORDINARY ITEM	(5,455,841)	(1,200)

LOSS ON EXTINGUISHMENT OF DEBT	(735,000)	-

NET LOSS	$ (6,190,841)	$ (1,200)

BASIC AND DILUTED LOSS PER SHARE	$ (.57)	-

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	10,956,494	1,000,000

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1999

CASH FLOWS FROM OPERATING ACTIVITIES	1999	1998
Net Loss	$(6,190,841)	$ (1,200)
Adjustments:
Depreciation	365,474	-
Amortization	69,257	-
Stock issued for services and compensation	2,298,454	-
Gain on sale of assets	(230,228)	-
Loss on extinguishments of debt	735,000	-
Changes, net of effects of 1999 acquisitions:
Increase in accounts receivable	(824,840)	-
Increase in prepaid expenses and deposits	(81,129)	-
Increase in accounts payable and accrued expenses	2,270,210	1,200
Increase in accrued payroll and payroll taxes	141,732	-
Increase in other current liabilities	18,584	-
Increase in other assets	(115,000)	-
Total Adjustments	4,647,514	-

Net cash used in operating activities	(1,543,327)	-

CASH FLOWS USED BY INVESTING ACTIVITIES:
Advances to Wastemasters, Inc.	285,426	(285,426)
Purchases of property and equipment	(344,407)	-
Payments for purchase of subsidiaries	(2,712,412)	-

Net cash used by investing activities	(2,771,393)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	-	285,426
Proceeds from issuance of common stock, net of transaction costs	1,880,000	-
Proceeds from issuance of note payable	2,670,042	-
Payments on notes payable	(233,797)	-

Net cash provided by financing activities	4,326,245	285,426

NET INCREASE (DECREASE) IN CASH	11,525	-

CASH, BEGINNING OF YEAR	-	-

CASH, END OF YEAR	$ 11,525	$ -

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1999

	1999	1998
Supplemental Disclosures of Cash Flow Information:
Cash paid during year for interest	$ 210,897	$ -

Supplemental Disclosures of non-cash Investing and Financing Activities:
Details of acquisitions:
Fair value of assets acquired	$ 6,175,266
Goodwill established	1,855,309
Liabilities assumed	(1,665,937)
Stock issued	(1,901,058)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 1999

	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance, December 31, 1997	1,000,000	$1,000	$1,500	$(2,500)	$ -

Net income	-	-	-	(1,200)	(1,200)

Balance, December 31, 1998	1,000,000	1,000	1,500	(3,700)	(1,200)

Net loss	-	-	-	(6,190,841)	(6,190,841)
Issuance for services	7,115,000	7,115	2,291,339	-	2,298,454
Issuance of common stock net of issuance cost	1,573,6686	1,574	1,878,426	-	1,880,000
Common Stock issued for conversion of convertible debt to equity	2,469,000	2,469	1,824,389	-	1,537,770
Acquisition of subsidiaries	1,669,058	1,669	1,824,389	-	1,826,058
Balance, December 31, 1999	13,826,726	13,827	7,530,955	$(6,194,541)	$1,350,241

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company and Basis of Presentation

GLOBAL ECO-LOGICAL SERVICES, INC. ("GLOBAL") and Subsidiaries (collectively, the "Company") is a solid waste services company that provides collection, transfer, disposal and recycling services. GLOBAL was incorporated in Florida in December 1992 as J. Marcus Enterprises, Inc. On December 28, 1998 the Board of Directors changed the parent company's name to GLOBAL. In 1998 GLOBAL was in the development stage.

During 1999, GLOBAL completed the acquisition of the following companies: Wood Management, Inc., Mini-Max Enterprises, Inc., Southeastern Research and Recovery, Inc., Tri-State Waste Disposal Company, Inc., Lisbon Landfill, Inc., Atlantic Coast Demolition and Recycling, Inc., and All Waste Disposal Service, Inc. (see Note K). Wood Management, Inc. and Mini-Max Enterprises, Inc. were sold in September of 1999.

Principles of Consolidation

The consolidated financial statements include the accounts of GLOBAL and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Concentration of Credit Risk

Concentration of credit risk with respect to receivables is limited due to the large number of customers comprising the Company's customer base.

The Company does not require collateral to support customer receivables. The Company did not establish an allowance for doubtful accounts in the current year because it expensed as bad debts all December 31, 1999 receivables that were not collected from year end through the date of the audit report.

Revenue Recognition

Revenue consists primarily of collection, transfer, disposal and recycling revenue. Revenue is recognized when services are provided.

Prepaid Expenses

Prepaid expenses consist of prepaid insurance premiums. A deposit is required for the option to purchase land.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are carried at cost. The cost of landfill airspace is depreciated over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. Other depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 1 to 12 years.

Goodwill

Goodwill represents the excess of cost over the fair value of assets acquired at dates of acquisition and is amortized using the straight-line method over a period of 20 years. Amortization expense charged to operations in 1999 was $69,257.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses and contingent assets and liabilities. Significant estimates included in these financial statements relate to useful lives, legal contingencies, and recoverability of long-term assets such as goodwill. Actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

NOTE B - BUSINESS COMBINATIONS

The acquisitions made in the current year (see Note K) are recorded under the purchase method of accounting. These acquisitions' operations are reflected in the results of operations since the effective date of the acquisition. Costs of the acquired business are allocated to the assets acquired and the liabilities assumed based upon their estimated fair values.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE B - BUSINESS COMBINATIONS (Continued)

The following summarized pro forma (unaudited) information assumes the acquisitions occurred on January 1, 1999:

	Pro forma Condensed Consolidated Statement of Operations (Unaudited)
	Global Eco-Logical Services, Inc. Consolidated	All-Waste Disposal Services, Inc. and Automated Waste Solutions, Inc.	Proforma Consolidating Entries	Proforma Global Eco-Logical Services, Inc. Consolidated
Revenues	$5,522,014	$1,305,984	$ -	$ 6,827,998
Cost of goods sold	2,482,265	1,030,730	-	3,512,995
Gross profit	3,039,749	275,254	-	3,315,003
Operating Expenses	8,472,487	666,344	(27,357)	9,111,474
Loss from operations	(5,432,738)	(391,090)	(27,357)	(5,796,471)
Other income (expense)	(8,066)	13,147	-	5,081
Extinguishment of debt	(735,000)	-	-	(735,000)
Net loss	$ (6,175,804)	$ (377,943)	$ 27,357	$ (6,526,390)
Basic and diluted loss per common share	$ (0.57)			$ (0.60)
Basic and diluted weighted average shares outstanding	10,956,494

The other purchased entities were acquired on January 1, 1999 and the full year of their operations are included in the financial statements.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE C - LEASE OBLIGATIONS

The Company conducts its operations in facilities under operating lease agreements expiring in various years through December 31, 2002. The following is a schedule of the future minimum obligations under the operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1999:

2000	$ 135,924
2001	102,924
2002	102,924
$ 341,772

Rental expense under the operating leases was approximately $225,000 for the year ended December 31, 1999.

One operating lease provides for three five-year renewal options at the original base rent plus an amount based on the cost of living index and a percentage of gross revenues. There is an option agreement to purchase the land associated with this lease that expires December 31, 2003. The Company will be required to pay a $50,000 annual fee beginning October 1, 2000 until the option expires or is exercised (See Note K).

NOTE D - NOTES PAYABLE

Notes payable consisted of the following at December 31, 1999:

Various 6% notes due to individuals and companies which are convertible to common stock on demand and mature June 30, 2004	$ 1,590,000
8% note payable, entire balance of principal and accrued interest are due December 21, 2000	54,000
Note payable that was due October 21, 1999. Based upon agreement with note holder, the amount is scheduled to be paid in 2000.	100,000
Royalty agreement, payments of $6,975 due quarterly through 2006	205,000
Related party notes payable (See related party footnote)	368,902
Various equipment notes, interest rates ranging from 7.46% to 13.5%, maturity dates ranging from June 16, 2000 to September 29, 2003. Notes are secured by underlying equipment.	1,071,237
3,389,139
Less current portion	(2,068,448)
$ 1,320,691

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE D - NOTES PAYABLE (Continued)

The above notes have the following maturities:

2000	$ 2,068,448
2001	578,575
2002	471,672
2003	270,444
$ 3,389,139

NOTE E - LOSS ON EXTINGUISHMENT OF DEBT

During 1999, the Company retired debt with a face value of $165,000 in exchange for 300,000 shares of common stock with a fair value of $900,000. The extinguishment of debt resulted in an extraordinary charge of $735,000.

The impact of the extraordinary item on basic and diluted loss per share for1999 was as follows:

	1999	Basic and Diluted Loss Per Share
Loss before extraordinary item	$ (5,440,804)	$ (.49)
Extraordinary item	(735,000)	(.08)
Net loss	$ (6,175,804	$ (.57)

NOTE F - STOCK EXCHANGED FOR SERVICES

During 1999 the Company issued 7,115,000 shares of common stock in exchange for various services. The cost of the services has been charged to operations and additional paid in capital has been increased by $2,291,339 representing the excess of the cost of the services over the par value of the common stock issued.

NOTE G -CONTINGENCIES

Legal

In the normal course of business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving Federal, state, or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke, or to deny renewal of, an operating permit held by the Company. In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during operations of the waste management business.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE G -CONTINGENCIES (Continued)

The Company accrues for litigation and regulatory compliance contingencies when such costs are probable and reasonably estimable. The Company expects that matters in process at December 31, 1999, which have not been accrued in the consolidated balance sheet, will not have a material effect on the Company's liquidity, financial position, or results from operations.

Litigation

GLOBAL and Atlantic Coast Demolition and Recycling, Inc. (ACDR) v. Commonwealth of Pennsylvania and Department of Environmental Protection: The Pennsylvania Department of Environmental Protection (DEP) revoked ACDR's waste permit for regulatory and administrative violations that occurred prior to the ACDR's acquisition. The Company acquired ACDR with knowledge and subject to this pending litigation.

In February 2000, the parties entered into a Consent Order and Agreement which settled all issues and reinstated the permit. The Company agreed to pay fines totaling $400,000 over the next one and a half years. The Company must employ an environmental compliance officer and is subject to stipulated penalties including permit revocation in the event of certain violations of the Consent Order and Agreement. On March 15, 2000, the Company made its first payment of $100,000 under the Consent Order and Agreement.

PNC Bank, N.A. filed a verified complaint alleging that two of the Company's subsidiaries, Minimax and Wood Management, had executed and substantially defaulted on six separate term loan notes. A default judgment of $141,860 was entered against the Company and in January 2000 the plaintiff filed a garnishment. A total of $50,305 was garnished from the Company's account. The Company has filed a motion to set aside the judgment and is awaiting a ruling on the issue by the court.

American Waste Transport, Inc. holds a judgment against WMI in the amount of $80,000 which arises out of WMI's operation of the transfer station owned by ACDR. The Company agreed to assume this judgment in connection with its purchase of ACDR from WMI. The Company negotiated a forbearance agreement with the plaintiff, under which the judgment is being repaid by allowing the plaintiff to dump at ACDR's transfer station at preferential rates. The Company has reduced this obligation to approximately $40,000 through this arrangement.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE H - INCOME TAXES

Deferred income taxes and the related valuation allowances result from the potential tax benefits of tax carryforwards. The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax asset as follows:

Deferred tax asset	$ 2,752,000
Less valuation allowance	2,752,000
Net deferred tax asset	$ -

Net operating loss carryforwards of approximately $6,400,000 arising in 1999 expire in 2019.

NOTE I - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the financial statements, the Company incurred a net loss of $6,190,841 for 1999, its first year of operation. At December 31, 1999, current liabilities exceed current assets by $3,582,680. The Company has sustained continuous losses from operations. The Company has used, rather than provided, cash in its operating activities and has deferred payment of certain accounts payable and accrued expenses. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company is in the process of raising capital to satisfy the needs for its continued operations. Subsequent to December 31, 1999, the Company received a $500,000 loan to cover current operating obligations. In addition, the Company moved its headquarters from Atlanta, Georgia to Charleston, South Carolina, which the Company expects will lower rent and other corporate operating expenditures. The Company is also actively looking for buyers of some of its unprofitable subsidiaries in order to improve cash flow. There is no assurance that implementation of the above plans will cause the Company to succeed in its future operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE J - RELATED PARTY TRANSACTIONS

The President and CEO of The Company, Richard Tuorto, Sr., is the father of William L. Tuorto, the Chairman of the Board. Richard Tuorto, Sr. is also the owner of Citadel Investment Corporation ("Citadel").

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE J - RELATED PARTY TRANSACTIONS (continued)

On December 21, 1998, Citadel loaned the Company $100,000. The loan originally provided for interest on the outstanding balance of 8% per annum, and repayment of the total amount over 18 months commencing on May 21, 1999. On August 16, 1999, the Company satisfied this loan in full by issuing 125,000 shares of the Company's Common Stock to Citadel.

On December 21, 1998, Mr. William Tuorto loaned the company $168,250, pursuant to a promissory note which provided for interest on the outstanding balance at 8% per annum, and repayment of the total amount over 30 months beginning on may 21, 1999. On September 30, 1999, Mr. William Tuorto loaned the company an additional $190,000, pursuant to a promissory note which provided for interest on the outstanding balance at 8% per annum commencing on march 30, 2000. He also loaned the company $40,000 on December 31, 1999 with the same repayment terms with repayment commencing June 30, 2000. The total amount owed to mr. Tuorto as of December 31, 1999 was $368,902. The company is currently planning to repay the full amount owed to Mr. Tuorto through semi-annual payments sufficient to amortize this loan during the original term of thirty (30) months.

One January 1, 1999, the Company entered into a lease purchase agreement with a company with the option to purchase certain assets and assume certain liabilities of the company's subsidiaries. This option was exercised on March 30, 1999 and the following subsidiaries were acquired: Wood Management, Inc., Mini-Max Enterprises, Inc., Tri-State Waste Disposal Company, Inc. ("Tri-State"), Southeastern Research and Recovery, Inc. ("SRR"), Atlantic Coast Demolition and Recycling, Inc.("ACDR"), and Lisbon Landfill, Inc. (the "Landfill").

NOTE K - ACQUISITIONS AND DISPOSITIONS

On March 30, 1999, GLOBAL completed the acquisition of the following companies: Wood Management, Inc., Mini-Max Enterprises, Inc., Southeastern Research and Recovery, Inc., Tri-State Waste Disposal Company, Inc., Lisbon Landfill, Inc., and Atlantic Coast Demolition and Recycling, Inc. The total purchase price for these companies per the purchase agreement was $7,000,000. Global paid $1,000,000 upon closing, with $2,000,000 due on each of the first, second and third anniversary of the closing date of the agreement. During 1999, the seller agreed to accept 1,200,000 shares of GLOBAL common stock with a fair value of $1,132,000 and an additional $170,000 in cash for full settlement of the remaining purchase obligation.

In June and July 1999, the Company purchased All Waste Disposal Services, Inc. and Automated Waste Solutions, Inc. in order to complement its other operations in the Philadelphia area. In the third quarter of 1999, the Company disposed of two of the Corporations - Mini-Max and Wood Management for a $1,000,000 note receivable which bears interest at 7% with payments of principal and interest due annually through September 22, 2004. Because of the doubtfulness of the collectibility of this note at December 31, 1999, this note was subsequently fully reserved.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE K - ACQUISITIONS AND DISPOSITIONS (Continued)

The Company's current operations are summarized below:

ACDR, a wholly-owned subsidiary of the Company, owns a 7-acre transfer station in the heart of Philadelphia, Pennsylvania, on land abutting the Schuylkill River. The transfer station is permitted to process 3,000 tons of waste per day. The lease agreement for ACDR's operating facility expires on December 31, 2002, and may be extended for three additional five year terms beyond the current expiration date. Currently, the lease payments are $8,577 per month plus three percent (3%) of ACDR's gross revenues, with a cost-of-living index increase in the subsequent option periods. In addition, ACDR holds an option to purchase the land on which the transfer station operates for $1,500,000 if the option is exercised before September 30, 2000; for $1,750,000 if the option is exercised between October 1, 2000 and September 30, 2001; and for $2,500,000 if the option is exercised after October 1, 2001. The option expires on December 31, 2003 if not exercised by that date.

The Landfill is a 141.154 acre construction and demolition debris landfill located in Lisbon, Ohio. The Landfill has a potential remaining capacity of 10,300,000 cubic yards. The landfill receives waste from subsidiaries of the Company, primarily ACDR, as well as independent waste haulers. The Company currently disposes of about 50% of the waste generated by ACDR at the Landfill, with the balance of the waste from ACDR going to local landfills operated by unrelated parties.

SRR, a wholly-owned subsidiary of the Company, operates a non-hazardous waste facility on 3.25 acres of land in Ehrhardt, South Carolina, that processes industrial sludge for commercial and industrial customers in the South Carolina/Georgia area prior to its disposal in Subtitle D landfills. Specifically, SRR solidifies non-hazardous liquid waste by mixing it with sawdust, and then disposes of it by hauling it to a traditional solid waste site. The Company hauls its waste with a fleet of five company-owned trucks and additional rental trucks when needed. The land is leased on a year-to-year basis with options for renewal. The current waste permit expires in April 2000, but the Company has received a letter from the South Carolina Environmental Department, offering an extension of the permit provided the Company installs a concrete pad at the facility. The construction of the pad is underway.

Tri-State, a wholly-owned subsidiary of the Company, was not operating when it was originally leased, and then purchased. Tri-State's sole assets consist of a truck and a permit to engage in the waste collection business throughout the State of New Jersey. The permit has not been used by the Company since its purchase and has been fully reserved for in the financial statements.

All Waste is a hauling company serving the Philadelphia metropolitan area, and was purchased to provide a waste stream to the transfer station owned by ACDR. All Waste operates 15 trucks to haul solid waste pursuant to long and short-term contracts with commercial and industrial customers. All of All Waste's waste stream is now being disposed of at the transfer station owned by ACDR.

GLOBAL ECO-LOGICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1999

NOTE K - ACQUISITIONS AND DISPOSITIONS (Continued)

Automated's sole business consists of contracts to remove solid waste from waste containers and compactors for commercial and industrial customers. Automated has historically utilized subcontractors to fulfill its obligations under the contracts. Currently, the Company is utilizing the truck fleet operated by All Waste to service Automated's contracts. As with All Waste, Automated was purchased to provide a waste stream to the transfer station owned by ACDR, and currently substantially all of its waste is being disposed of at the transfer station owned by ACDR.

Subsequent to December 31, 1999, the Company disposed of Tri-State, Waste Disposal, Inc., Lisbon Landfill Landfill, Inc. and All Waste Disposal Service, Inc. (See Note M.)

NOTE L - STOCK ISSUANCE

The value of stock issued for services was determined using the lowest price paid for Company stock on the nearest preceding date to the date the services were rendered.

NOTE M - SUBSEQUENT EVENTS

On October 1, 2000, Global sold Tri - State Waste Disposal, Inc, Inc, All Waste Disposal Service, Inc., and Lisbon Landfill, Inc. to Wastemasters, Inc. ("WMI"). Under terms of the purchase agreement, GLOBAL is to receive 15,000,000 shares of registered WMI stock, guaranteed at $.15 per share or market, whichever is higher. In addition, WMI will assume $1,590,000 of outstanding 8.5% convertible GLOBAL debt.

The Company defaulted on its obligation under the Consent Order and Agreement entered into with the Pennsylvania Department of Environmental Protection (DEP). (Note G). The default triggered the revocation of Atlantic Coast Demolition and Recycling, Inc.'s permit to operate its transfer station in Philadelphia, Pennsylvania. The Company does not expect to appeal the permit revocation to the DEP and does not expect reopen this facility.

EXHIBIT B

GLOBAL ECO-LOGICAL SERVICES, INC.

AND SUBSIDIARIES

FINANCIAL STATEMENTS

SEPTEMBER 30, 2000

Global Eco-Logical Services, Inc.

Balance Sheet

September 30, 1999

ASSETS	September 30, 2000 (Unaudited)	December 31, 1999 (Audited)
Current Assets:
Cash	$ 7,963	11,525
Accounts receivable	775,472	824,840
Prepaid expenses	8,113	81,129
Current portion of note receivable	227,043	0
Total Current Assets	1,018,592	917,494

Fixed Assets:
Land and landfills, net	2,311,068	2,408,250
Buildings and leasehold improvements	44,750	36,500
Equipment	1,924,712	2,627,111
Accumulated depreciation	(520,630)	(365,474)
Total Fixed Assets	3,759,900	4,706,387

Other Assets:
Deposits and other assets	686,989	115,000
Intangible assets	749,629	1,432,225
Total Other Assets	1,436,618	1,547,225

Total Assets	$ 6,215,110	$ 7,171,106

The accompanying notes are an integral part of these consolidated financial statements.

Global Eco-Logical Services, Inc.

Balance Sheet

September 30, 2000 and 1999

LIABILITIES AND STOCKHOLDERS' EQUITY	September 30, 2000 (Unaudited)	December 31, 1999 (Audited)
Current Liabilities:
Current maturities of long-term debt	$ 1,336,499	$ 1,699,546
Accounts payable and accrued liabilities	2,148,255	2,271,410
Accrued payroll and payroll taxes	99,981	141,732
Accrued closure and post-closure costs	45,859	18,584
Deferred Revenue	1,648,512	0
Liabilities due to related parties	471,601	368,902
Total Current Liabilities	5,750,707	4,500,174

Long-term debt, net of current portion	256,256	1,320,691

Total Liabilities	6,006,962	5,820,865

Stockholders' Equity
Preferred Stock	0	0
Common Stock	13,989	13,827
Additional paid-in capital	7,739,591	7,530,955
Accumulated deficit	(7,545,432)	(6,194,541)
Total Stockholders' Equity	208,148	1,350,241

Total Liabilities and Stockholders' Equity	$ 6,215,110	7,171,106

The accompanying notes are an integral part of these consolidated financial statements.

Global Eco-Logical Services, Inc.

Income Statement

For the Three and Nine Months Ended September 30, 2000 and 1999 (unaudited)

	Nine Months Ended 9/30/00	Three Months Ended 9/30/00	Nine Months Ended 9/30/99	Three Months Ended 9/30/99
Revenues:
Sales	$ 3,636,242	$ 922,658	$ 2,486,775	$ 965,297

Expenses:
Cost of Sales	3,387,539	978,022	2,286,257	981,265
Selling, General and Administrative Expenses	1,087,154	25,968	3,161,400	526,271
Depreciation and Amortization	573,918	173,460	271,437	166,932

	5,048,611	1,477,450	5,719,094	1,674,468

Operating Loss	(1,412,369)	(554,792)	(3,232,319)	(709,171)

Other Income (Expense)
Interest Expense	(199,287)	(77,952)	(59,421)	(47,431)
Loss from discontinued operations	0	0	(306,818)	(195,850)
Gain (Loss) from litigation	240,857	0	0	0
Gain (Loss) from disposal of assets	19,908	20,367	202,758	202,133
Total Other Income (Expense)	61,478	(57,585)	(163,481)	(41,148)

Loss before Income Taxes and Extraordinary Item	(1,350,891)	(612,377)	(3,395,800)	(750,319)

Income Tax Benefit	0	0	0	0

Loss before Extraordinary Item	(1,350,891)	(612,377)	(3,395,800)	(750,319)

Loss on Extinquishment of Debt	0	0	(735,000)	(735,000)

Net Gain (Loss)	($1,350,891)	($612,377)	($4,130,800)	($1,485,319)

Basic and Diluted Loss Per Common Share	($0.10)	($0.04)	($0.41)	($0.11)

Basic and Diluted Weighted Average Common Shares Outstanding	13,891,100	13,921,980	10,126,699	13,174,505

The accompanying notes are an integral part of these consolidated financial statements.

Global Eco-Logical Services, Inc.

Statement of Cash Flows

For the Nine Months Ended September 30, 2000 and 1999 (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES	2000	1999
Net Loss	($1,350,891)	($4,130,799)
Adjustments:
Depreciation/Amortization	573,918	418,614
Stock Issued - Litigation	33,750	0
Accrual for landfill closure	27,275	7,099
Changes in working capital:
A/R trade and prepaid expenses	48,658	(760,221)
Other CA and CL	(130,983)	(336,077)
AP Trade	242,650	948,152
Accrued Interest	(32,700)	23,850
Accrued Expenses	(30,715)	157,478
Other Assets	(3,341)	0
Deferred Income	1,648,512	0
Due to related parties	0	330,130

Net cash provided (used) by operating activities	1,026,134	(3,341,774)

CASH FLOWS USED BY INVESTING ACTIVITIES:
Purchases of property and equipment	(144,435)	(311,175)
Sale/Retire property plant and equipment	690,951	1,580,421
Acquisitions	0	(8,137,900)
Market Development	(60,000)	0

Net cash provided (used) by investing activities	486,516	(6,868,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of liabilities	(2,483,309)	(3,950,404)
Proceeds from debt	792,049	6,856,295
Proceeds from issuing stock	175,048	7,342,282

Net cash provided by financing activities	(1,516,212)	10,248,173

NET INCREASE (DECREASE) IN CASH	(3,562)	37,746

CASH, BEGINNING OF PERIOD	11,525	0

CASH, END OF PERIOD	$ 7,963	$ 37,746

The accompanying notes are an integral part of these consolidated financial statements.

Global Eco-Logical Services, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2000 (Unaudited)

NOTE A

1. Basis of Presentation

The accompanying unaudited financial statements have been prepared by Global Eco-Logical Services, Inc. (the "Company" or "Global") pursuant to the rules and regulations of the U. S. Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments.

The results of operations for the periods ended September 30, 2000 are not indicative of the results that may be expected for the full year.

2. Consolidated Statements

The consolidated financial statements include the accounts of Global Eco-logical Services, Inc. and its wholly owned subsidiaries: Wood Management, Inc.; Mini-Max Enterprises, Inc.; Southeastern Research and Recovery, Inc.; Tri-State Waste Disposal Company, Inc.; Lisbon Landfill, Inc.; Atlantic Coast Demolition and Recycling Inc. and All Waste Disposal Service, Inc. Significant intercompany transactions have been eliminated in consolidation. The accounts of Wood Management, Inc. and Mini-Max Enterprises, Inc. are only included through the date of their disposition on September 22, 1999. The accounts of All Waste Disposal Service, Inc. and Automated Waste Solutions, Inc. are only included from the date of their acquisition on June 8, 1999 and July 21, 1999, respectively.

3. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

4. Secured Loan from Benchmark Credit (Geneva), S.A.

On February 24, 2000, the Company borrowed $500,000 from Benchmark Credit (Geneva), S.A. pursuant to a promissory note bearing interest at 24% per annum. The note is payable by quarterly payments of interest only for one year. All principal and interest under the note is due and payable on February 24, 2001. The note is secured by a first mortgage on the Company's landfill in Lisbon, Ohio. In connection with the loan, the Company issued the lender warrants to purchase 250,000 shares of common stock at $3.50 per share. The warrant expires on December 31, 2003.

5. Atlantic Coast Transfer Station

In May 2000, the Company defaulted under a consent order entered with the Pennsylvania Department of Environmental Protection. As a result of the loss of the permit, the Company was forced to terminate operations at the transfer station, which resulted in the termination of the lease of the land on which the transfer station operated. A substantial portion of the equipment utilized in connection with the facility has been surrendered to parties with liens thereon. Recently, however, a ruling was issued in an unrelated case holding that a violation of a consent order cannot be the basis for the termination of a permit to process waste. As a result, the Company is in the process of applying for reinstatement of its permit based on that recent ruling. In addition, the Company is in negotiations with the lessor of the land on which the transfer station operated to reinstate or release the land to the Company in the event its permit is reinstated. Because the Company sold its other Philadelphia area waste operations to WMI pursuant to the 2000 WMI Agreement, the Company does not plan to retain the transfer station in the event the permit is reinstated and the Company is able to negotiate a reinstatement of its lease of the land. Instead, the Company has held preliminary discussions with other waste companies in the Philadelphia area, including WMI, to sell the transfer station in the event its legal problems are resolved.

6. Issuance of Shares in Private Transactions

In February 2000, the Company issued 25,000 shares of its common stock to satisfy attorney fees incurred by Benchmark Credit (Geneva), S.A. in connection with its loan to the Company. The shares bore a restrictive legend, and were issued in reliance on Section 4(2) of the Securities Act of 1933. The shares were valued at $1.60 based on the most recent price at which the Company had sold shares of common stock in a private offering.

In August and September 2000, the Company issued a total of 87,100 shares to 30 employees of the Company as a bonus. The shares all bore a restrictive legend and were issued in reliance on Section 4(2) of the Securities Act of 1933. The shares were valued at $1.60 based on the most recent price at which the Company had sold shares of common stock in a private offering.

The Company issued 50,000 to satisfy liabilities of $33,750. The shares all bore a restrictive legend and were issued in reliance on Section 4(2) of the Securities Act of 1933.

6. Bankruptcy of Wood Management, Inc.

In fiscal 2000, Wood Management, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Because of the bankruptcy of Wood Management, Inc., the Company is carrying an $800,000 promissory note received by the Company in connection with the sale of that company on September 22, 1999 at zero.

7. Sale of Assets to WasteMasters, Inc.

On September 15, 2000, the Company and WasteMasters, Inc. ("WMI") entered into a Lease/Purchase and Management Agreement. Under the Agreement, WMI leased from the Company three corporations of which the Company was sole shareholder: Tri-State Waste Disposal, Inc.; Lisbon Landfill, Inc.; and All Waste Disposal Service, Inc. (collectively, the "Corporations").

The Agreement provided for a monthly rental of $10 per month and a term equal to the lesser of one year or the date of closing on WMI's purchase of the Corporations pursuant to an option to purchase contained in the Agreement. The Agreement also provided that WMI would assume the obligation of the Company under an issue of convertible notes. The notes bear interest at the rate of 6% per annum, and have a principal amount outstanding of $1,590,000. In conjunction with WMI's assumption of the notes, WMI and the noteholders modified the terms of the notes to provide that the notes are convertible into shares of common stock of WMI at the current bid price of WMI's common stock, subject to a minimum conversion price of $0.10 per share. In addition, the holders of the notes still have the right to convert the notes into shares of common stock of the Company, but in that event WMI is obligated to issue the Company that number of shares which WMI would have issued had the holder chosen to convert its note into shares of WMI's common stock.

Lisbon Landfill, Inc. owns and operates a 141.154 acre construction and demolition landfill in Lisbon, Ohio. All Waste operates a waste collection and hauling company in the Philadelphia metropolitan area, and was the sole shareholder of Automated Waste. Tri-State Waste Disposal, Inc. owns an interstate trucking license, but was not otherwise engaged in active operations.

The Agreement contained an option to purchase the Corporations for 15,000,000 shares of common stock of WMI. WMI exercised the option and closed on the acquisition on October 1, 2000. WMI and the Company also subsequently agreed to rescind all portions of the Agreement that related to management of the Corporations prior to October 1, 2000.

Set forth below is pro forma data which reflects the Company's revenue, income from continuing operations, net income and income per share for the nine months ended September 30, 2000 and 1999 as if the sale of Lisbon Landfill, Inc., Tri-State Waste Disposal, Inc., and All Waste Disposal Service, Inc. had occurred at the beginning of each interim period:

	2000	1999
Revenue	$2,038,113	$1,697,416
Income from continuing operations	($1,019,752)	(2,981,699)
Net Income	($820,149)	(3,820,760)
Net Income per share	($0.06)	($0.29)